Exhibit 3

Avricore Grants Options

VANCOUVER, BRITISH COLUMBIA – August 28, 2026 – AVRICORE HEALTH INC. (TSXV: AVCR) today announces that the Company’s board of directors has approved the granting of stock options (the “Options”) exercisable for a total of 3,300,000 common shares to its directors, officers, employees and consultants at an exercise price of CAD $0.06 per common share.

All Options were granted pursuant to the Company’s stock option plan and are subject to the terms of the applicable grant agreements and the requirements of the TSX Venture Exchange.

The options shall vest quarterly commencing on the date of grant. The options expire 5 years from the date of the grant, subject to the optionees continuing to act as directors, officers, employees or consultants of the Company.

Avricore’s wholly-owned subsidiary, HealthTab Ltd, recently entered into a formal collaboration agreement with Abbott, a global healthcare company, to supply and distribute Abbott’s point-of-care testing products through the HealthTab™ platform in the UK (news release dated August 20, 2026).

HealthTab™ at the Core of Scalable, Integrated PoCT

HealthTab™ provides a complete, turnkey solution underpinning national pharmacy-based PoCT networks, including best-in-class instruments, consumables, onboarding, training, and ongoing support for participating sites.

At its centre is a secure cloud-based platform that seamlessly connects point-of-care analyzers, patient results, QC data, and pharmacist workflows, creating a unified digital infrastructure for community-based testing.

This integrated approach ensures quality-assured testing, consistent data capture across locations, and real-time analytics to support public-health reporting and performance monitoring, while reducing implementation complexity for pharmacy partners.

Commitment to Quality and Accuracy

HealthTab™ is designed to meet the highest standards of analytical performance and reliability. Through its partnership with CEQAL Inc., a world-leading reference method laboratory and member of the CDC Cholesterol Reference Method Laboratory Network (CRMLN), HealthTab operates a comprehensive quality management program that mirrors the rigour of accredited clinical laboratories.

This includes centralized lot monitoring of reagents, mandated internal quality control, and regular external quality-assessment (EQA) events, ensuring that results generated across every participating pharmacy are accurate, traceable, and consistent with internationally recognized reference standards.

About Avricore Health Inc.

Avricore Health Inc. (TSXV: AVCR) is a pharmacy service innovator focused on acquiring and developing early-stage technologies aimed at advancing pharmacy practice and patient care. Through its flagship offering HealthTab™, a wholly owned subsidiary, the Company’s mission is to make actionable health information more accessible to everyone by creating the world’s largest network of rapid testing devices in community pharmacies.

Contact:

Avricore Health Inc.

info@avricorehealth.com

avricore.com

Cautionary Note Regarding Forward-Looking Statements

Information in this press release that involves Avricore Health’s expectations, plans, intentions, or strategies regarding the future are forward-looking statements that are not facts and involve a number of risks and uncertainties. Avricore Health generally uses words such as “outlook,” “will,” “could,” “would,” “might,” “remains,” “to be,” “plans,” “believes,” “may,” “expects,” “intends,” “anticipates,” “estimate,” “future,” “positioned,” “potential,” “project,” “remain,” “scheduled,” “set to,” “subject to,” “upcoming,” and similar expressions to help identify forward-looking statements. In this press release, forward-looking statements include statements regarding: the planned expansion of the HealthTab™ platform across UK pharmacy sites; the anticipated benefits of the collaboration with Abbott; the expected deployment of additional test assays; projected site deployment targets; and the Company’s growth strategy in the UK. Forward-looking statements reflect the then-current expectations, beliefs, assumptions, estimates and forecasts of Avricore Health’s management. The forward-looking statements in this press release are based upon information available to Avricore Health as of the date of this press release. Forward-looking statements believed to be true when made may ultimately prove to be incorrect. These statements are not guarantees of the future performance of Avricore Health and are subject to a number of risks, uncertainties, and other factors, some of which are beyond its control and may cause actual results to differ materially from current expectations, including without limitation: the ability of the parties to perform their obligations under the Agreement; failure to meet regulatory requirements; changes in the market; potential downturns in economic conditions; and other risk factors described in Avricore’s public filings. These forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update them publicly to reflect new information or the occurrence of future events or circumstances, unless otherwise required to do so by law.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.